[ALLIANCE SEMICONDUCTOR LETTERHEAD]
Exhibit 99.1
Press Release

COMPANY CONTACT:	ADDITIONAL CONTACT:	INVESTOR CONTACT:
N.D. Reddy	Bryant R. Riley/ Tom Kelleher	Kellie Nugent
Chairman, President, CEO and Interim CFO	B. Riley & Co., Inc.	Shelton Investor Relations
408-855-4900	310-966-1444	972-239-5119 Ext. 125
knugent@sheltongroup.com
ALLIANCE SEMICONDUCTOR AND B. RILEY & CO. END PROXY CONTEST;
AGREEMENT WILL BENEFIT ALL SHAREHOLDERS
ANNUAL MEETING POSTPONED
SANTA CLARA, CALIFORNIA- October 18, 2005 — Alliance Semiconductor Corporation (Nasdaq: ALSC), and B. Riley & Co, Inc. (“Riley & Co.”), today announced that they have reached an agreement to end their proxy contest.
Pursuant to an agreement entered into last night, the Alliance Semiconductor board of directors (the “Board”) will be expanded to seven members and shall include all of the nominees proposed by B. Riley & Co. Specifically, the Company’s new directors shall include Bryant R. Riley, Alan B. Howe, Bob D’Agostino, and J. Michael Gullard (the “New Riley Nominees”.)
Pursuant to the terms of the agreement, effective immediately, three individuals previously serving as directors of the Company have resigned, and the Board is currently comprised of Bryant R. Riley, N. Damodar Reddy, J. Michael Gullard and C.N. Reddy. Automatically upon compliance by the Company with Rule 14f-1 of the Securities and Exchange Commission, the Board will consist of the following seven (7) members: Bryant R. Riley, J. Michael Gullard, Bob D’Agostino, Alan B. Howe, Edward J. McCluskey N. Damodar Reddy and, C.N. Reddy (the “New Board”).
Also as part of the agreement, Alliance Semiconductor announced that its annual meeting of stockholders will be held on December 2, 2005. The board of directors will consist of seven members, and the nominees for election to the board at the annual meeting will be the members of the New Board. The record date for determining stockholders eligible to participate in the annual meeting will be November 1, 2005.
Bryant Riley said, “We are very pleased to have reached this agreement with Alliance Semiconductor and strongly believe that it is in the best interests of all Alliance Semiconductor stockholders, customers and employees. I appreciate the willingness of the
Alliance Semiconductor board of directors to facilitate an orderly resolution to the proxy contest. I look forward to working with the new board members and the employees for the benefit of all stockholders.”
N. Damodar Reddy, who will continue as Chairman, stated, “We are pleased to have reached this settlement with Riley & Co. We are confident that it is in the best interests of all of our stockholders, customers and employees. It is time to end the dispute and refocus the Company’s efforts toward creating value for stockholders.” Mr. Reddy concluded, “I want to thank all of our employees for their constant support and dedication to our business during this period. I also want to thank our departing directors for their service to the Company and its stockholders.”
Forward-Looking Statements
Except for historical information, the above statements of this press release are forward-looking statements. Forward-Looking Statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the Forward-Looking Statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company’s products; continued significantly decreased demand and increased competitive environment for the Company’s products; the possibility of additional deficiencies in the Company’s internal controls over financial reporting; the Company’s potential status as an Investment Act of 1940 reporting company; obsolescence of the Company’s products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company’s earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; cancellation of orders in the Company’s backlog and the risk factors listed in the Company’s periodic reports filed with the Securities and Exchange Commission, which are available through the Company’s home page at http://www.alsc.com. These forward-looking statements speak only as of the date of this press release; they are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.
About Alliance Semiconductor Corporation
Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport™ I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, California with design centers in Bangalore and Hyderabad, India. The Company is publicly traded on NASDAQ with ticker symbol ALSC. Additional information is available on the Alliance Web site at www.ALSC.com.
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